CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as of the 7th day of June, 1996, by and between Colorado Gaming & Entertainment Co., a Delaware corporation, formerly known as Hemmeter Enterprises, Inc. ("CG&E"), whose address for purposes of notice hereunder is 1700 Lincoln, 49th Floor, Denver, CO 80203, and Mark M. Hemmeter ("Consultant"), whose address for purposes of notices hereunder is 4450 Arapahoe, Suite 100, Boulder, CO 80303.

     WHEREAS, CG&E desires to engage Consultant to perform certain consulting services on behalf of CG&E and Consultant desires to be retained for such consulting services, on the terms and conditions more particularly described below.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein described, the parties agree as follows:

     1. Engagement. CG&E hereby engages Consultant as an independent contractor to perform the Services more particularly described below and Consultant hereby accepts such engagement upon the terms and conditions hereinafter set forth.

     2. Services. Consultant shall provide CG&E, and all of its subsidiaries, with a variety of consulting services as specified by CG&E's management. Specifically, Consultant, upon reasonable request, shall provide consulting services ("Services") to assist CG&E (i) with respect to gaming regulatory issues in Colorado and any other jurisdiction where CG&E has a presence; (ii) in identifying new business opportunities in gaming and related entertainment businesses in Colorado and other jurisdictions in the United States and internationally; and
(iii) in evaluating and implementing strategic decisions regarding CG&E's subsidiary's approximately $6 million loan/investment with a Mexican-based gaming company known as PRINGSA, including, to the extent specifically asked by management of CG&E, being involved in negotiations with individuals from PRINGSA.

     3. Term. The term of this Agreement shall begin on the date set forth above and shall continue through, and automatically terminate at the end of business on, November 30, 1996, unless terminated earlier by CG&E for cause upon 30 days prior written notice to Consultant.

     4. Consideration. For the Services rendered by Consultant during the term of this Agreement, CG&E shall pay Consultant $10,416.67 per month. Each monthly payment shall be made in advance, with the first payment being made upon the mutual execution hereof for the appropriate pro rata amount for the period from the date hereof through June 30, 1996, the next and all succeeding payments being made on the 1st day of the month for the next following month and the last payment being made on November 1, 1996, for the monthly period ending on the expiration of this Agreement. Upon the prior written approval by CG&E and within 30 days of the submittal of appropriate receipts, invoices marked paid or other satisfactory evidence, reasonable out-of-pocket expenses will be reimbursed to Consultant. CG&E will not reimburse any out-of-pocket expenses unless Consultant has received the prior written approval of CG&E for each such out-of-pocket expense. All payments made to Consultant hereunder shall be made payable to Consultant or such other party as he may designate.

     5. Right of First Refusal; Gaming Opportunity. Consultant covenants to CG&E that he shall not participate as an owner, partner, manager, member, investor, lender, employee, officer, director, agent or otherwise in any new business opportunity in the area of casino gaming in any jurisdiction in the United States or internationally ("Gaming Opportunity") during the term of this Agreement unless Consultant first provides all relevant information regarding such Gaming Opportunity to CG&E. Upon the receipt of all such relevant information, CG&E shall be given 30 days within which to conduct its own due diligence of such Gaming Opportunity and determine whether it desires to pursue an involvement therein. If CG&E gives notice to Consultant within such 30-day period that it desires to pursue an involvement in such Gaming Opportunity, Consultant shall be precluded from participating therein, except to the extent allowed by CG&E. If CG&E gives notice to Consultant within such 30-day period that it does not desire to pursue an involvement in such Gaming Opportunity, Consultant shall be free to participate therein in any capacity and to any extent. Gaming Opportunity shall specifically exclude any matters involving Consultant's current participation in Outlaws Casino, Ltd., known as Crooks Place in Black Hawk, Colorado, provided that such gaming operations do not exceed 250 gaming devices. To the extent that such gaming operations are expanded to exceed 250 gaming devices, or there are plans to expand such gaming operations in excess of 250 gaming devices, such expansion shall constitute a Gaming Opportunity and be subject to the terms and provisions hereof. The obligations regarding a Gaming Opportunity hereunder shall terminate upon the expiration of this Agreement.

     6. Trade Secrets. Consultant acknowledges that CG&E and its subsidiaries have and use certain trade secrets and proprietary information in connection with the operation of its business. Consultant covenants that he shall at all times be precluded from divulging or otherwise using, directly or indirectly, for the benefit of any person, corporation or other entity, including himself, any and all trade secrets or other proprietary information concerning the operation of the business by CG&E and its subsidiaries, including, but not limited to, information pertaining to its clients, including slot-club database information, services, products, earnings, finances or other information pertaining to CG&E's customers or the products, business and operations of CG&E and its subsidiaries; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. In addition to any other remedies at law which CG&E has for a violation of any provision contained in this Paragraph 6, CG&E shall also have all other remedies at equity, including injunctive relief to restrain any continuing violation hereof.

     7. Independent Contractor. Consultant shall at all times act as an independent contractor. Nothing in this Agreement is intended to, or shall create, the relationship of principal and agent or employer and employee between CG&E and Consultant. CG&E is not responsible for providing any health, accident, medical benefits, disability insurance, life insurance benefits or other insurance benefits to Consultant. It is Consultant's sole obligation to pay any and all income and self-employment taxes and Consultant agrees to indemnify CG&E in the event CG&E is ordered to pay any of such taxes or other expenses on behalf of Consultant. In addition, by their execution hereof, both parties specifically acknowledge the following:

     CONSULTANT IS NOT ENTITLED TO WORKER'S COMPENSATION
     BENEFITS.  CONSULTANT IS OBLIGATED TO PAY FEDERAL AND
     STATE INCOME TAX MONIES EARNED PURSUANT TO THIS
     CONTRACTUAL RELATIONSHIP.

     8. Colorado Law. This Agreement and the parties respective rights, obligations and duties hereunder shall be governed by, construed and interpreted in accordance with the laws of the State of Colorado.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   COLORADO GAMING &
                                   ENTERTAINMENT CO., a Delaware
                                   corporation


                                   /s/ Stephen J. Szapor, Jr.
                                   By:Stephen J. Szapor, Jr.
                                   Title:President


                                   Mark M. Hemmeter
                                   MARK M. HEMMETER